Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

280 Park Avenue | 15th Floor West New York, NY 10017 T 646.428.2600 F 646.428.2610 nelsonmullins.com

September 8, 2020

Amalgamated Financial Corp.

275 Seventh Ave.

New York, New York 10001

Re:	Plan of Acquisition under which Amalgamated Bank will become a wholly-owned subsidiary of Amalgamated Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to Amalgamated Financial Corp., a Delaware corporation (the “Company”), in connection with a proposed share exchange (the “Reorganization”) in which, among other things, the stockholders of Amalgamated Bank, a New York state-chartered bank and trust company (the “Bank”), will exchange their shares of Class A common stock, par value $0.01, of the Bank for shares of common stock, par value $0.01, of the Company. As a result of the Reorganization, the Bank will become a wholly-owned subsidiary of the Company pursuant to the terms of and as described in that certain Plan of Acquisition (the “Acquisition Agreement”) dated as of September 4, 2020 by and between the Company and the Bank, as described in the Registration Statement on Form S-4EF (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on the date hereof and to which this opinion is an exhibit. At your request, in connection with the filing by the Company of the Registration Statement, which includes the proxy statement of the Bank and the prospectus of the Company (the “Proxy Statement/Prospectus”), we are rendering our opinion concerning certain federal income tax consequences of the Reorganization.

With respect to factual matters, we have relied upon the Acquisition Agreement, including, without limitation, the representations and warranties of the parties set forth therein, and upon certain statements and representations made to us in certificates of officers of the Company and the Bank, in each case without independent verification of the accuracy or completeness thereof. With your consent, we have relied on the accuracy and completeness of the statements and representations described in the preceding sentence, and have assumed that such statements and representations are true, complete an accurate and will remain true, complete and accurate at all times up to and including as of the consummation of the Reorganization. We have also assumed that any representation or statement made on which we have relied which is qualified “to the

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

Amalgamated Financial Corp.

knowledge” of the party making such statement or representation, or which is otherwise similarly qualified, is correct and complete without such qualification. With respect to any matter as to which a person or entity making a representation or statement described in this paragraph has represented or stated that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement with respect to certain matters of fact, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

For purposes of this opinion letter, we have assumed, with your permission, that (1) the shares of the Bank’s Class A common stock constitute capital assets in the hands of each holder thereof, (2) the Acquisition Agreement is enforceable against each of the parties thereto, (3) the Reorganization will be consummated according to the Acquisition Agreement, and (4) the Reorganization will be reported by the Company and the Bank on their respective federal income tax returns in a manner consistent with the opinion set forth herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1)	The Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code.

(2)

Neither the exchange of Bank Class A common stock solely for Company common stock nor the conversion of Bank equity awards into Company equity awards in the Reorganization will cause the recognition of gain or loss to the stockholders of the Bank.

(3)	Neither the Bank nor the Company will recognize gain or loss as a result of the Reorganization.

(4)

The aggregate federal income tax basis of the Company common stock received pursuant to the Acquisition Agreement will be the same as the aggregate federal income tax basis of shares of Bank Class A common stock exchanged therefor, and the holding period of such Company common stock will include the holding period of Bank Class A common stock exchanged therefor.

(5)

A Bank stockholder who exercises dissenters’ rights generally will recognize gain or loss equal to the difference between the amount of money received by such stockholder and the federal income tax basis of such stockholder’s Bank Class A common stock.

Amalgamated Financial Corp.

The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Reorganization became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Reorganization under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion has been prepared for the Company and the Bank in connection with the Registration Statement. The use of this opinion is limited to the Company, the Bank and the Bank’s stockholders. It may not be relied upon in any manner or for any purpose by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. The opinions expressed herein are given as of the date hereof and apply only to the Reorganization. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH, LLP